Exhibit 10.1

Securities Abbreviation: Jiayin Fin-Tech	Stock Code: 832031

Administrative Measures on

Phase I Mid- and Long-Term Incentive Plan

of

Shanghai Jiayin Finance Technology Co., Ltd.

Shanghai Jiayin Finance Technology Co., Ltd.

Date: September 26, 2016

Statement

The Company and all its directors and supervisors warrant that this Incentive Plan and its summary do not contain any false record, misleading representations or material omissions and will assume joint and several legal liabilities for the truthfulness, accuracy and completeness thereof.

Special Notes

1. This Incentive Plan is made in accordance with the Company Law of the People’s Republic of China, the Securities Law of the People’s Republic of China and other relevant laws, regulations, and regulatory documents, as well as the Articles of Association of Shanghai Jiayin Finance Technology Co., Ltd.

2. Shanghai Jiayin Finance Technology Co., Ltd. (hereinafter referred to as “Jiayin Fin-Tech” or the “Company”) proposes to arrange for the Shareholding Platform Jinmushuihuotu to grant an aggregate of no more than 13.5 million shares of Jiayin Fin-Tech to the Participants, which shares are ordinary shares of the Company, representing no more than 27% of the current total share capital (50 million shares) of the Company, for granting incentives this time and in the future.

The “Option” under this Incentive Plan shall mean an option granted by the Company to a Participant to purchase Jiayin Fin-Tech’s shares to be held through Jinmushuihuotu at a pre-agreed price within a certain period of time in the future. A Participant shall has the right to Exercise such Options or waive such Options. The Options shall be granted in a one-off way and Exercised in tranches depending on future and dynamic factors. At the time of Exercising the Options, a Participant shall make capital contribution and title registration.

A performance assessment mechanism is established with respect to future Exercise of the Options granted to a Participant under this Incentive Plan. Whether the Options held by the Participant can be Exercised and the quota of Options to be Exercised shall be directly linked to the extent to which the Participant has attained the performance indicators of the year immediately preceding to the Exercise.

3. The Exercise Price of the Options granted to a Participant under this Incentive Plan shall be RMB3.50 per share as determined based on the audited net asset value per share of the Company in 2015 and the anticipated future development of the Company.

4. In the event of dividend distribution, capitalization from capital reserve, and bonus issue of Jiayin Fin-Tech from any grant of Options under this Incentive Plan to the completion of Exercise of such Options by the Participants, the Exercise Price of the Options, and the ratio of partnership shares to shares of the Company shall be adjusted for rehabilitation.

5. The Term of this Incentive Plan shall be from the date on which the Share Options are granted to the date on which all Options have been fully Exercised or cancelled.

6. The number of the Participants under this Incentive Plan includes the Company’s founders, core executives and key personnel, as well as other employees who, in the view of the board of the Company, have made special contributions to the Company. All Participants shall hold offices in the Company (including its branches and subsidiaries) when interests are granted by the Company to such Participants.

7. A board meeting shall be held prior to the granting of reserved Share Options for the purpose of determining the number of Options to be granted, the name list of the Participants, the Exercise Price, performance assessment standards and other relevant matters, and proceeding with other necessary legal procedures and performing information disclosure obligations.

8. The Company undertakes that it will not provide any loans or any other financial assistance to the Participants with respect to obtaining relevant Share Options and Exercising the Options under this Incentive Plan, including providing guarantee for any loans.

9. This Incentive Plan can only be implemented upon consideration and approval by the general meeting of the Company.

Table of Contents

Chapter I Definitions	4

Chapter II Purpose of the Incentive Plan	6

Chapter III Administrative Organ of the Incentive Plan	6

Chapter IV Basis for Determining Participants and Scope of Participants	6

Chapter V Shareholding of the Incentive Plan	7

Chapter VI Details of the Incentive Plan	8

Chapter VII Procedures for Grant by the Company and Exercise by Participants	15

Chapter VIII Rights and Obligations of the Company and Participants	16

Chapter IX Treatment of Abnormalities with Participants	18

Chapter X Miscellaneous	22

Chapter I Definitions

Unless otherwise specified, the following terms shall have the following meanings hereunder:

“Jiayin Fin-Tech” or “Company”	means	Shanghai Jiayin Finance Technology Co., Ltd.

“Share Option Incentive Plan”, “Share Incentive Plan”, this “Incentive Plan”, “Incentive Plan” or this “Plan”	means	the Phase I Mid- and Long-Term Incentive Plan which can be participated by the Company’s senior officers and other employees with the shares of Jiayin Fin-Tec as the underlying shares.

“Jinmushuihuotu”, “Incentive Platform”, or “Shareholding Platform”	means	Shanghai Jinmushuihuotu Investment Center (Limited Partnership).

“Shares”	means	the shares of Jiayin Fin-Tech held by the Participants through the Shareholding Platform after Exercising the Options.

“Share Option” or “Option”	means	the option granted by Jiayin Fin-Tech to a Participant to purchase a certain number of the Company’s shares at a pre-agreed price within a certain period of time in the future.

“Participant”	means	a middle- or senior-level officer or other employees of Jiayin Fin-Tech who will receive Share Options under this Share Option Incentive Plan.

“Grant Date”	means	the date on which the Company grants the Share Options to a Participant.

“Term”	means	the period commencing on the date on which the Share Options are granted to a Participant and ending on the date on which the Share Options become invalid.

“Exercise”	means	a Participant exercises its Share Options in accordance with the Share Option Incentive Plan. Under this Plan, the Exercise of Options is the act of a Participant to purchase the underlying shares in accordance with the conditions set forth in the Incentive Plan.

“Exercise Date”	means	the date on which a Participant may start to Exercise the Options.

“Exercise Price”	means	the price at which a Participant purchases the shares of Jiayin Fin-Tech as determined under this Plan.

“Exercise Condition”	means	a condition which has to be satisfied for a Participant to Exercise its Share Options in accordance with the Share Option Incentive Plan.

“Company Law”	means	the Company Law of the People’s Republic of China.

“Securities Law”	means	the Securities Law of the People’s Republic of China.

“Articles”	means	the Articles of Association of Shanghai Jiayin Finance Technology Co., Ltd.

“CSRC”	means	China Securities Regulatory Commission.

“RMB”	means	Renminbi.

Chapter II Purpose of the Incentive Plan

For the purpose of further improving the corporate governance structure of Shanghai Jiayin Finance Technology Co., Ltd., establishing an effective incentive and restraint mechanism, enhancing the awareness of responsibility and sense of mission of senior officers and core backbone employees of the Company towards the Company’s sustainable and sound development, and effectively binding the interests of the shareholders, the interests of the Company and the personal interests of the employees, the Company proposes to implement the Phase I Mid- and Long-Term Incentive Plan.

Chapter III Administrative Organ of the Incentive Plan

I. The general meeting is the supreme authority of the Company which is responsible for approving the implementation, amendment and termination of this Plan.

II. The board of the Company is the administrative organ to make this Plan. It is responsible for preparing and amending this Plan and handling other issues related to this Plan as authorized by the general meeting.

III. A “Daily Administration Working Group” (hereinafter referred to as the “Working Group”) shall be established under the board of the Company and serve as the standing organ to implement this Plan.

Chapter IV Basis for Determining Participants and Scope of Participants

I. Basis for Determining Participants

(I) Legal Basis for Determining Participants

The Participants of this Plan are determined in accordance with such relevant laws as the Company Law and the Securities Law, and relevant provisions of other relevant laws, regulations, regulatory documents and the Articles with reference to the actual condition of the Company.

(II) Position Basis for Determining Participants

The Participants of this Plan include the Company’s founders, core executives and key personnel, as well as other employees who shall be granted incentives in the view of the board of the Company.

II. Scope of Participants

The Participants determined pursuant to the aforesaid bases mainly include officers with a management position at Level M5 or above, employees with a professional position at Level P8 or above, and other employees falling into the scope of Participants upon confirmation of the board of the Company.

With respect to the abovementioned Participants, senior officers must have been elected at the general meeting or appointed by the board of the Company.

Chapter V Shareholding of the Incentive Plan

Indirect shareholding shall be adopted in this Plan, which means the Participants shall indirectly hold the shares of Jiayin Fin-Tech through the Incentive Platform.

I. Indirect Shareholding

Indirect shareholding means a Participant indirectly holds the shares of the Company through the Shareholding Platform. The Shareholding Platform shall be recorded as the Company’s shareholder in the register of shareholders of the Company, and the Participant shall act as a partner of the Shareholding Platform. The relationship between the Participant and the Company under indirect shareholding is listed below:

Other Shareholders GP LP: Participants Shanghai Jinmushuihuotu Investment Center Jiayin Fin-Tech

II. Shareholding Platform

Given a limited partnership is more favorable than a limited liability company in terms of share administration and tax policy, the Shareholding Platform of the Company will be in a form of limited partnership, which means Shanghai Jinmushuihuotu Investment Center will act as the Incentive Platform of this Incentive Plan.

A Participant shall execute an Admission Agreement of the Limited Partnership as a limited partner (“LP”) of Jinmushuihuotu which is the Company’s employee Shareholding Platform. Shanghai Jinmushuihuotu Marketing and Planning Co., Ltd. shall act as the general partner (“GP”) of Jinmushuihuotu and other Participants as LPs. A Participant will subscribe for the shares of Jinmushuihuotu transferred by the GP based on the quantity and price determined under this Incentive Plan.

The GP of the limited partnership will conduct the affairs of the partnership and the LPs will not directly participate in the operation and management of the partnership. A Participant will be entitled to relevant interests in Jiayin Fin-Tech indirectly through the property shares held by it in the partnership.

The shares reserved for Exercising the Options under this Incentive Plan and future incentives shall be held by the GP or its designated LP on its behalf.

Chapter VI Details of the Incentive Plan

I. Source of Underlying Shares

The shares under this Incentive Plan shall be the shares of the Company transferred by the existing major shareholders of Jiayin Fin-Tech to the Participants.

II. Number of Granted Shares

Shanghai Jiayin Finance Technology Co., Ltd. (hereinafter referred to as “Jiayin Fin-Tech” or the “Company”) proposes to arrange for the Shareholding Platform Jinmushuihuotu to grant no more than 13.5 million shares of Jiayin Fin-Tech to the Participants, which shares are ordinary shares of the Company, representing no more than 27% of the current total share capital (50 million shares) of the Company, for granting incentives this time and in the future.

III. Granting Standard for Each Participant

This Incentive Plan mainly targets certain Participants with outstanding performance. The position level coefficient and compensation coefficient shall be determined mainly based on the position level (management position level, professional position level, and general service position level) and the compensation respectively, and the individual interests granting coefficient shall be determined by using the formula “individual interests granting coefficient = 0.7*position level coefficient +0.3*compensation coefficient”. The granting standard shall be determined pursuant to the aforesaid calculation with reference to the total number of incentives and the number of existing eligible Participants:

Position Level	Granting Standard (10,000 shares)
M10
M9	100
M8	50
M7	20
M6	12
M5	8
M4	4
P10	20
P9	12
P8	8
P7	4
P6	2
P5	1
G10	8
G9	4
G8	2
G7	1

When the Company grants interests to a specific Participant, the board of the Company shall have the right to adjust the number of the interests actually granted based on the aforesaid granting standard for each Participant with reference to the number of years such Participant has been working for the Company, such Participant’s performance and other factors.

Under the the granting standard and adjustment above, information of Participants entitled to an initial grant under this Incentive Plan is in Schedule I.

IV. Timing of the Incentive Plan

(I) Term of the Incentive Plan

The Term of this Incentive Plan shall be from the date on which the Share Options are granted to the date on which all Options have been fully Exercised or cancelled.

(II) Grant Date

The Grant Date on which the Options are initially granted shall be determined by the board of the Company after this Incentive Plan is considered and adopted by the general meeting of the Company. The Company shall convene a board meeting to grant the Options to the Participants in accordance with relevant requirements, and complete relevant procedures including registration and announcement.

(III) Arrangement on Vesting Period

The Options shall be granted in a one-off way, with a vesting period from the Grant Date to the date of issuance of the 2016 Annual Report. Following the end of the vesting period, the Participants shall enter into the exercise period and start to Exercise the Options granted to them. If a Participant withdraw from the Company within the vesting period and the exercise period, the outstanding Options granted to it shall be automatically and unconditionally cancelled.

(IV) Arrangement on Exercise Period

Upon expiry of the vesting period, the Options granted to the Participants shall be exercisable in four tranches. The Participants may purchase/receive as transferee partnership shares from the Shareholding Platform in four tranches upon satisfaction of conditions. Subject to meeting the performance standard for the current year, the period and timing of Exercise shall be as follows:

Exercise Arrangement	Timing of Exercise	Proportion of Exercise
First Exercise	From the first trading date following the issuance of the 2016 Annual Report to the trading date immediately preceding the issuance of the 2017 Annual Report	15%

Second Exercise	From the first trading date following the issuance of the 2017 Annual Report to the trading date immediately preceding the issuance of the 2018 Annual Report	25%

Third Exercise	From the first trading date following the issuance of the 2018 Annual Report to the trading date immediately preceding the issuance of the 2019 Annual Report	30%

Fourth Exercise	From the first trading date following the issuance of the 2019 Annual Report to the trading date immediately preceding the issuance of the 2020 Annual Report	30%

Note: The exercise period of each tranche shall be one month. The exercise window for the current year shall be confirmed by the board. Options not exercised within the exercise period shall be forfeited in principle. Following the issuance of the annual report within an exercise period, the Working Group may conduct performance assessment to determine the percentage of exercisable Options of the Participants for the current year, and prior to June 30 of the current year, execute an Exercise Application and pay the price of the underlying shares in respect of the Options to be Exercised.

V. Exercise Price of the Option

The Exercise Price of the Options granted to the Participants under this Incentive Plan shall be RMB3.50 per share as determined based on the audited net asset value per share of the Company in the year of 2015 and the anticipated future development of the Company. Upon Exercise of the Options, the newly admitted LP of Jinmushuihuotu (i.e. a Participant to whom the Options are granted) commits to contribute no more than RMB47.25 million to subscribe for no more than 13.5 million partnership shares transferred by the GP or a LP designated by it. Each partnership share of Jinmushuihuotu shall represent one Share of Jiayin Fin-Tech.

In the event of dividend distribution, capitalization from capital reserve, and bonus issue of Jiayin Fin-Tech from any grant of Options under this Incentive Plan to the completion of Exercise of such Options by the Participants, the grant price of the Options, and the ratio of partnership shares to shares of the Company shall be adjusted for rehabilitation.

VI. Exercise by Participants

The board shall comprehensively determine the number of Options to be Exercised by a Participant based on the attainment of performance targets of the Company and the result of performance assessment of the Participant.

(I) Performance targets of the Company and proportion of Exercise by Participants

A performance assessment mechanism is established with respect to future Exercise of the Options granted under this Incentive Plan. Whether the Share Options held by a Participant can be Exercised and the quota of Options to be Exercised shall be directly linked to the extent to which the Participant has attained the performance indicators of the year immediately preceding to the Exercise. Performance assessment indicators consist of those at the Company level and those at individual level.

Assessment at the Company level shall be conducted in light of the 2016—2019 development targets of the Company, and assessment at individual level shall be conducted in light of the 2016—2019 KPI assessment of individuals.

Performance Indicators of the Company

Exercise Period	Performance Targets of the Company
First exercise period	100% or more of the target value has been attained in terms of net profit of the Company or other relevant indicators for the year of 2016

Second exercise period	100% or more of the target value has been attained in terms of net profit of the Company or other relevant indicators for the year of 2017

Third exercise period	100% or more of the target value has been attained in terms of net profit of the Company or other relevant indicators for the year of 2018

Fourth exercise period	100% or more of the target value has been attained in terms of net profit of the Company or other relevant indicators for the year of 2019

The performance assessment of the Company applies the deferred exercise mechanism, the result of which is directly linked to the the quota of exercisable Options of the Participants. If the Company’s performance target in any one exercise period during the first, second, third or fourth exercise period has not been attained, the quota of exercisable Options of that period may be deferred to the following year and Exercised upon the attainment of the Company’s performance target for such following year. Meanwhile, the quota of exercisable Options of the following year shall be deferred to the year after. Each exercise period can be deferred for no more than once.

(II) Individual performance assessment

Subject to attainment of the Company’s performance indicators, the quota of actual Exercise of a Participant for the current year shall be determined based on performance assessment of the Participant. Individual performance assessment of the Participant shall be carried out in accordance with current provisions on compensation and assessment of the Company. Whether the exercisable shares held by the Participant for the current period will be exercised in whole or in part shall be determined based on the grade of assessment of its performance in the fiscal year preceding its application for Exercise.

Individual Performance Indicators of Participants

Assessment Grade	S	A	B	C
Individual Performance Assessment Score	90≤X<100	80≤X<90	70≤X<80	X<70

Proportion of Exercise	100%	80%	60%	0%

Within five business days after the issuance of annual report of the Company each year, the board of the Company shall release the result of assessment of all Participants’ performance in the preceding year and the number of underlying shares in respect of the exercisable Options of all Participants.

VII. Adjustment Mechanism Triggered by Change of Position of Participants

(I) Within the Term of the Plan, if any change is made to the position of a Participant by way of promotion or lateral move, all outstanding Share Options granted to such Participant shall remain exercisable under the Plan (subject to adjustment by the board of the Company as applicable).

(II) Within the Term of the Plan, if any change is made to the position of a Participant by way of demotion, all outstanding Share Options granted to such Participant shall be exercisable in accordance with the interests grant standard applicable to such demotion (subject to adjustment by the board of the Company as applicable).

VIII. Method of and Procedures for Adjustment to the Share Option Incentive Plan

(I) Method of adjustment to the number of Share Options

In the event of capitalization from capital reserve, bonus issue, share sub-division, rights issue or share consolidation of the Company prior to any Exercise, the number of Share Options shall be adjusted accordingly. The method of adjustment is as follows:

1. Capitalization from capital reserve, bonus issue, and share sub-division

Q=Q0× (1+n)

Where: Q0 represents the number of Share Options prior to adjustment; n represents the ratio of increase per share resulting from capitalization from capital reserve, bonus issue, and share sub-division (i.e. the number of increased shares per share upon capitalization from capital reserve, bonus issue, and share sub-division); and Q represents the number of the Share Options after adjustment.

2. Rights issue

Q=Q0×P1×(1+n) / (P1+P2×n)

Where: Q0 represents the number of Share Options prior to adjustment; P1 represents the closing price of shares on the record date; P2 represents the subscription price in respect of the rights issue; n represents the ratio of the rights issue (i.e. the number of shares to be issued under the rights issue in proportion to the total share capital of the Company prior to the rights issue); and Q represents the number of Share Options after adjustment.

3. Share consolidation

Q=Q0×n

Where: Q0 represents the number of Share Options prior to adjustment; n represents the ratio of consolidation of shares (i.e. one share of the Company is consolidated into n shares); and Q represents the number of Share Options after adjustment.

(II) Method of adjustment of the Exercise Price of Share Options

In the event of dividend distribution, capitalization from capital reserve, bonus issue, share sub-division, rights issue or share consolidation of the Company prior to any Exercise, the Exercise Price shall be adjusted accordingly. The method of adjustment is as follows:

1. Capitalization from capital reserve, bonus issue, and share sub-division

P=P0÷ (1+n)

Where: P0 represents the Exercise Price prior to adjustment; n represents the ratio of increase per share resulting from capitalization from capital reserve, bonus issue, and share sub-division; and P represents the adjusted Exercise Price.

2. Rights issue

P=P0× (P1+P2×n) / [P1×(1+n)]

Where: P0 represents the Exercise Price prior to adjustment; P1 represents the closing price of shares as at the record date; P2 represents the subscription in respect price of the rights issue; n represents the ratio of the rights issue (i.e. the number of shares to be issued under the rights issue in proportion to the total share capital of the Company prior to the rights issue); and P represents the adjusted Exercise Price.

3. Share consolidation

P=P0÷n

Where: P0 represents the Exercise Price prior to adjustment; n represents the ratio of consolidation of shares; and P represents the adjusted Exercise Price.

4. Dividend distribution

P=P0-V

Where: P0 represents the Exercise Price prior to adjustment; V represents the dividend per share; and P represents the adjusted Exercise Price

5. Issuance of new shares will not result in adjustment to the number or Exercise Price of the Share Options.

(III) Procedures for adjustment to the Share Option Incentive Plan

The board will make a determination to adjust the Exercise Price and/or the number of Share Options in the event of the abovementioned circumstances.

Chapter VII Procedures for Grant by the Company and Exercise by Participants

I. The board of the Company shall review this Plan and then submit it to the general meeting for consideration.

II. Upon consideration and adoption of this Plan, the general meeting shall authorize the board to work on matters relating to grant of the Options.

III. The board shall determine the Grant Date and authorize the Working Group to work on matters relating to grant of the Options.

IV. Procedures for Grant of Share Options and Exercise by Participants

(I) Grant of Share Options

After the Grant Date is determined, the Company and the Participants shall execute a stock option grant agreement to set out the rights and obligations of the parties.

(II) Procedures for Exercise of Share Options

1. As of the Exercise Date, the Share Option holder shall send an Exercise Application to confirm with the Company the number of Options to be Exercises and the Exercise Price, make payment of the amount for purchase of shares, and cooperate with the Company to complete relevant formalities. The Exercise Application shall specify the number of Options to be Exercises, the Exercise Price and trading information of the Option holder.

By submitting an application to the Company within the exercise period, a Participant shall be deemed to apply for Exercise within the Term.

2. After verifying and confirming the exercise application of each Option holder, the Company shall transfer shares to the Participants according to the applied number of Options to be Exercised. The Company shall obtain approval from relevant authorities (if required) to make directional issue of shares to the Participants.

Chapter VIII Rights and Obligations of the Company and Participants

I. Rights and Obligations of the Company

(I) The Company reserves the right of interpretation and implementation of this Plan, and shall carry out performance assessment on the Participants in accordance with this Plan. The Company shall act in accordance with this Plan, if the Participant fails to satisfy the Exercise Conditions determined hereunder.

(II) The Company undertakes not to provide loans or any other kind of financial assistance to the Participants in accordance with this Stock Option Incentive Plan, including providing guarantee for any loans.

(III) The Company shall promptly perform the obligations of filing and disclosure with respect to the Stock Option Incentive Plan in accordance with relevant requirements.

(IV) The Company shall actively cooperate with the Participants who satisfy the Exercise Conditions to Exercise their Options in accordance with this Stock Option Incentive Plan and the requirements of CSRC, China Securities Depository and Clearing Co., Ltd. and other relevant authorities. However, the Company will not be liable for failure of Exercise by any Participant at its own will and any losses caused thereby due to reasons on part of CSRC, China Securities Depository and Clearing Co., Ltd., other relevant authorities or the Participant itself.

II. Rights and Obligations of Participants

(I) The Participants shall, pursuant to the requirements for their respective posts, be diligent and comply with professional ethics, and make due contribution to the Company’s development.

(II) The Participants shall lock up the Share Options granted to them pursuant to this Plan.

(III) The Participants shall finance themselves under this Plan.

(IV) The Share Options granted to the Participants may not be transferred (other than in a manner pursuant to this Incentive Plan), used for guarantee or for debt repayment during the vesting period.

(V) Where a Participant ceases service with the Company after Exercise, within 1 year after such cessation of service it may not engage in any job of the same or similar nature, or it shall return the property interests it obtained from Exercise to the Company, and in case any loss is caused to the Company, it shall also be liable for compensation to the Company.

(VI) The Participants shall pay individual income tax and other taxes in accordance with national tax laws and regulations with respect to the proceeds obtained from the Incentive Plan.

(VII) Other relevant rights and obligations as stipulated by laws and regulations.

Chapter IX Treatment of Abnormalities with Participants

I. Circumstances of Immediate Termination of the Incentive Plan

(I) The Company undergoes consolidation, spinoff, etc.;

(II) An auditors’ report is issued with adverse opinion or indicating an inability to give opinion by a certified public account with respect to the financial report of the Company for its most recent accounting year;

(III) The Company has been subject to administrative penalty by national regulatory authorities within the last year due to material violation of law or misconduct;

(IV) Other circumstances stipulated by national regulatory documents such as laws and regulations, or determined by relevant national administrative authorities.

Where the Company undergoes the above circumstances for termination of this Plan, Exercise shall be ceased for Participants’ outstanding Share Options approved for Exercise, and the Options not approved for Exercise shall be forfeited; for Exercised but locked-up shares, the original provisions shall apply.

II. Exit Mechanism Triggered by Changes in Participants’ Personal Conditions

(I) General Provisions for Exit

1. Where a Participant retires, it may elect to retain holding or apply for exit pursuant to Incentive Plan as with on-job exit application.

2. Save where a Participant ceases service with the Company (excluding retirement, the same below) within the vesting period, in principle, it may not request exit, except special circumstances approved by the board of the Company. Where a Participant ceases service with the Company and exits within the vesting period, the granted Option shall be cancelled unconditionally.

3. Where a Participant ceases service with the Company after the vesting period expires, the Jiayin Fin-tech shares it indirectly holds as a result of any Exercise shall be transferred to a transferee designated by the board of the Company, at a transfer price based on type of the Participant’s departure and by reference to this Plan. The outstanding Options shall be cancelled unconditionally.

4. Where a Participant does not cease service with the Company after the vesting period expires, Options granted to it shall be Exercised in tranches pursuant to this Plan, and the Shares purchased through Exercise of the Option held by the Participant (“Sellable Shares”) may, based on its specific conditions, be transferred/sold on secondary market via the Shareholding Platform, or be repurchased or held for a long term by third parties as designated by the GP. The Participant may, in April or October each year (or the additional time windows as may be determined by the Working Group at its sole discretion and approved by the board of the Company), apply to the Shareholding Platform for sale of its indirectly held Exercised Sellable Shares. The Working Group shall collect applications and select appropriate time and manner, in May or November of each year (the additional time windows as may be determined by the Working Group at its sole discretion and approved by the board of the Company), for the Participant to sell Sellable Shares proposed for sale on public market, or to have the partnership shares corresponding with Sellable Shares proposed for sale by the Participant repurchased by the GP of Jinmushuihuotu or third parties designated by it (at the cost of the Participant).

5. The prices received for all Sellable Shares sold on public market shall be paid by the Shareholding Platform to the Participants in proportion to the quantity of sale applied by the Participants. Exit of the Participants and industrial and commercial change of the partnership platform shall be handled pursuant to laws and regulations.

6. Partnership shares transferred to the GP by a Participant after its exit may be held by the GP or a LP designated by it as part of reserved shares and used for future incentive.

7. Other circumstances not covered hereunder shall be determined by the board of the Company, who shall also determine the manners to handle them.

(II) Types of Cessation of Service

1. Positive cessation

•	Death (including proclaimed death);

•	Termination of labor or employment relations with the Company due to retirement;

•	Removal of labor relations due to layout by the Company or expiration of labor or engagement contracts;

•	Consensus with the Company to terminate or dismiss labor or engagement contracts with the Company;

•	Internal change of position within the Company;

•	Other circumstances without adverse effects to the Company.

2. Negative cessation

•	Violation of provisions of relevant national laws, administrative regulations or the Articles that causes economic losses to the Company;

•	Engagement in crime for which criminal liability is pursued;

•	Gross negligence or misconduct;

•

Evidence from the Company that the Participant has caused losses to the Company during its employment by illegal or unruly conduct that harms the Company’s interest and good will, including accepting bribes, soliciting bribes, appropriation, theft, leakage of operational and technical secrets, competition, etc.;

•	Cessation without consent from the Company;

•	Other acts determined by the board of the Company as harmful to the Company’s interest.

(III) Exit Price for Interests Received by Participants: Cessation of Service within Vesting Period

In case of cessation of service or other occurrences in respect of a Participant within the vesting period, the outstanding Options that have been granted to it shall be automatically cancelled unconditionally.

(IV) Exit Price for Interests Received by Participants: Cessation of Service after Expiry of Vesting Period

If a Participant ceases its service with the Company after the vesting period expires, i.e., within or after the exercise period, it shall exit from the Share Option Incentive Plan. When the Participant exits, the outstanding Options shall be cancelled unconditionally, and Exercised shares must be transferred to a party designated by the board of the Company, the transfer price being determined by reference to the following table:

Exit Price after Expiry of Vesting Period

Whether Shares have been Exercised	Positive Cessation and On-job Interest Exit Applications by Participants	Negative Cessation

Outstanding	Unconditional automatic cancellation

Exercised

1. Where the Shareholding Platform may sell/transfer shares of the Company on public market, after the Shareholding Platform completes the sale according to the Participants’ applications, it shall pay to the Participants the actual sale/transfer proceeds after deduction of relevant costs;

Shall be repurchased by the GP or its designated third parties at a price equal to the capital contribution of the Participant.

2. Where conditions do not permit sale/transfer of shares of the Company by the Shareholding Platform on the public market, upon approval by the GP, the Participants may transfer their partnership shares to other LPs of the Shareholding Platform at an agreed price;

3. Where conditions do not permit sale/transfer of shares of the Company by the Shareholding Platform on the public market, and the Participants fail to transfer the same to other LPs, the following shall apply: 1) for a Participant with positive cessation, its partnership shares in the Shareholding Platform shall be transferred to the GP or its designated third parties at “Exercise Price * (1+12% annualized return)”; 2) for an on-job Participant applying for interest exit, it may elect at its discretion to transfer to the GP or its designated third parties the partnership shares in the Shareholding Platform at “Exercise Price * (1+12% annualized return)”.

Note 1: Compound interest does not apply to annualized return and calculation of return takes into account cash dividends received by a Participant during its shareholding.

Note 2: If negative cessation of a Participant occurs, the Company is entitled to recover all returns obtained by the Participant under these Measures before the date when the negative cessation occurs.

III. Treatment of the Company’s Initiation of IPO or Being Acquired within the Term of the Incentive Plan

1. IPO

If the Company initiates an IPO during the implementation of the Incentive Plan, with respect to the outstanding Option granted, the board of the Company shall have the right to otherwise develop an accelerated plan for Exercise. With respect to Shares purchased through Exercise, after the Company’s A-share listing, the Jiayin Fin-tech shares corresponding to portions of partnership property held by the Participants shall be locked up for another 12 months (if relevant laws require a longer lock-up period, such longer period shall apply), and exit for any reason is not permitted; after the lock-up period expires, the Participants may apply to unlock the Exercised Shares in three years at the respective proportion of 30%, 30%, and 40%; holding of unlocked Shares may be reduced at the then market price during the window period (opening every 6 months, or the additional time windows as may be determined by the Working Group at its sole discretion and approved by the board of the Company).

2. Being Acquired

The board shall otherwise determine the specific manner to make adjustment to this Plan.

Chapter X Miscellaneous

The board of the Company shall be responsible for the formulation, amendment and interpretation of this Plan.

Shanghai Jiayin Finance Technology Co., Ltd

Date: September 26, 2016